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 News Release

Cenveo Provides Fourth Quarter Update

STAMFORD, CT – (January 25, 2010) – Cenveo, Inc. (NYSE: CVO) today provided the following financial guidance for its fourth quarter ended January 2, 2010.

We affirm that our Adjusted EBITDA for the fourth quarter of 2009 is expected to be greater than our $56.3 million Adjusted EBITDA for the third quarter of 2009.

Based on our preliminary results, we estimate that for the fourth quarter of 2009 we will have net sales of between approximately $445.0 million and $460.0 million. We further estimate that, as of January 2, 2010, our total outstanding long-term debt, including current maturities, was approximately $1.23 billion.

Robert G. Burton, Chairman and Chief Executive Officer stated:
"We are very pleased with the company’s performance during the fourth quarter, and our ability to deliver on our financial commitments, despite the challenges in the macro environment. As you know, I committed on our last investor call that our fourth quarter  Adjusted EBITDA would be greater than our third quarter Adjusted EBITDA of $56.3 million.  I am also encouraged by the momentum that we saw in our businesses as we ended the year with strong performance in the month of December. These trends have continued as we begin 2010, and I continue to remain optimistic that we are on track to achieve our previously communicated goal of $250 million in Adjusted EBITDA for 2010.”

Mr. Burton continued:
"The proposed notes offering announced today is a major step toward achieving one of the goals we communicated to our investors, namely extending our debt maturities and maintaining our strong liquidity position. Consistent with our philosophy of accessing the capital markets on an

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opportunistic basis, we believe that raising long term capital at current interest rates should help create attractive returns for shareholders in the long run.”

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Cenveo, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA (in thousands) (unaudited)
Three Months Ended
October 3, 2009

Net income	$ 1,073
Interest expense, net	29,037
Income tax expense	4,131
Depreciation	13,659
Amortization of intangible assets	2,587
Integration, acquisition and other charges	2,822
Stock-based compensation provision	3,961
Restructuring, impairment and other charges	8,537
(Income) from discontinued operations, net of taxes	(9,505)

Adjusted EBITDA, as defined	$ 56,302

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In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), included in this release is a certain Non-GAAP financial measure, specifically Adjusted EBITDA.  This Non-GAAP financial measure is defined as earnings before interest, taxes, depreciation and amortization, excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring, impairment and other charges.  This Non-GAAP financial measure should be read in conjunction with GAAP financial measures. A reconciliation of income to Adjusted EBITDA is presented in the attached table. This Non-GAAP financial measure is not presented as an alternative to cash flows from operations, as a measure of our liquidity or as an alternative to reported net income as an indicator of our operating performance.  This Non-GAAP financial measure as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and solutions.  The Company provides its customers with low-cost alternatives within its core businesses of labels and forms manufacturing, packaging and publisher offerings, envelope production, and printing; supplying one-stop solutions from design through fulfillment. Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.

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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) a decline of our consolidated or individual reporting units operating performance as a result of the current economic environment could affect the results of our operations and financial position, including the impairment of our goodwill and other long-lived assets; (ii) our substantial indebtedness could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings are available to us that could further exacerbate our risk exposure from debt;  (vi) our ability to successfully integrate acquisitions; (vii) intense competition in our industry; (viii) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (ix) factors affecting the U.S. postal services impacting demand for our products; (x) the availability of the Internet and other electronic media affecting demand for our products; (xi) increases in paper costs and decreases in its availability; (xii) our labor relations; (xiii) our compliance with environmental rules and regulations; and (xiv) our dependence on key management personnel. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.

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